Exhibit 99.1

News Release

Contact:
A. Pierre Dubois
Investor Relations and Corporate Communications
BPZ Energy
(281) 752-1240
pierre_dubois@bpzenergy.com

BPZ Energy Announces Funding of New $75 million

Senior Secured Debt Facility

Houston, TX — July 7, 2011 — BPZ Energy (NYSE:BPZ), an independent oil and gas exploration and production company, announced today that the Company has entered into a $75 million senior secured debt financing (New Facility) with Credit Suisse AG Cayman Islands Branch, as Administrative Agent, and a syndicate of lenders.  Credit Suisse International served as Book-Runner and Lead Arranger and Standard Bank plc served as Mandated Lead Arranger.  BPZ Exploración & Producción S.R.L. is the borrower along with guarantors BPZ Resources, Inc. and BPZ Energy, LLC.

Borrowings under the New Facility are available for Block Z-1 and other commitments and expenses.  The applicable interest cost of the principal amount is the London interbank rate, or LIBOR, plus an applicable margin of 9% per annum and is payable quarterly.  The New Facility matures on July 7, 2014 with amortization of the loan to begin January 2013 based on a scheduled repayment plan.  In addition, the loan contains an arranger fee based on the principal amount and the performance of the price of Brent crude oil, subject to a maximum fee.

The New Facility includes as security certain assets related to the offshore Block Z-1, associated oil and gas production and revenues, and required debt reserve amounts.  The New Facility includes provisions for optional and mandatory repayment, in part or in full, under certain circumstances.

Mr. Manolo Zúñiga, President and CEO of BPZ Energy commented, “I’m very pleased with the team’s hard work to close this financing and the support and confidence demonstrated by Credit Suisse and Standard Bank.  This new credit facility is a key part of our strategy to help unlock the value of our company.  Combined with other key initiatives such as our Block Z-1 ongoing partnering process and producing Corvina’s proved undeveloped oil reserves with the new CX-15 platform starting next year, we are positioning ourselves to grow both production and reserves to enhance shareholder value.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the New York Stock Exchange, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a minority working interest in a producing property in southwest Ecuador.  Please visit the Company’s website at www.bpzenergy.com for more information.

Forward Looking Statement

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”,  “plan” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.